Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
PERELLA WEINBERG PARTNERS
December 28, 2021
Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware
Perella Weinberg Partners (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Perella Weinberg Partners. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 20, 2018, as amended on June 13, 2019. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on September 25, 2020. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on June 24, 2021.
2.    This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 242 and Section 245 of the DGCL.
3.    This Restated Certificate of Incorporation restates and integrates the Second Amended and Restated Certificate of Incorporation of the Corporation.
4.    Effective as of the date of its filing with the Delaware Secretary, the text of the Second Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as set forth in Exhibit A attached hereto.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed on its behalf as of the date first written above.

PERELLA WEINBERG PARTNERS

By:	/s/ Gary Barancik
Name: /s/ Gary Barancik
Title: Chief Financial Officer
2

Exhibit A
RESTATED
CERTIFICATE OF INCORPORATION
OF
PERELLA WEINBERG PARTNERS
FIRST: The name of the Corporation is Perella Weinberg Partners (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
FOURTH:
(1) Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is 2,200,000,000, consisting of (i) 1,500,000,000 shares of Class A Common Stock (the “Class A Common Stock”); (ii) 300,000,000 shares of Class B-1 Common Stock (the “Class B-1 Common Stock”), and 300,000,000 shares of Class B-2 Common Stock (the “Class B-2 Common Stock” and, together with the Class B-1 Common Stock, the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 100,000,000 shares of Preferred Stock (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock voting separately as a class shall be required therefor.
(2) Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:
(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Restated Certificate of Incorporation:
(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.
(ii) Each holder of Class B-1 Common Stock shall be entitled to one (1) vote for each share of Class B-1 Common Stock held of record by such holder; provided that for so long as Professionals or its limited partners as of June 24, 2021 that sign a joinder to the Stockholders Agreement, dated as of June 24, 2021, by and between the Corporation and Professionals, or its or their respective successors or assigns maintains, directly or indirectly, ownership of the OP Class A Common Units that represent at least ten percent (10%) of the issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all the issued and outstanding OP Class A Common Units not held by the Corporation or its subsidiaries had been exchanged for shares of Class A Common Stock) (the “Class B Condition”), each holder of Class B-1 Common Stock shall be entitled to ten (10) votes for each share of Class B-1 Common Stock held of record by such holder. The holders of shares of Class B-1 Common Stock shall not have cumulative voting rights. The following terms shall have the following meanings:
(A)    “OP” means PWP Holdings LP, a Delaware limited partnership.
(B)    “OP Class A Common Unit” means each limited partnership unit of the OP designated as a “Partnership Class A Common Unit” in the OP LP Agreement (as defined below).
(C)    “OP LP Agreement” means the limited partnership agreement of the OP, as amended, restated, modified or supplemented from time to time.
(D)    “Professionals” means PWP Professional Partners LP, a Delaware limited partnership.
(iii) Each holder of Class B-2 Common Stock shall be entitled to one (1) vote for each share of Class B-2 Common Stock held of record by such holder. The holders of shares of Class B-2 Common Stock shall not have cumulative voting rights.
(iv) Except as otherwise required in this Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).
(v) In addition to any other vote required in this Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of the Common Stock.

(b) Dividends.
(i) Subject to any other provisions of this Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as, and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.
(ii) Holders of shares of Class B Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock in an amount per share of Class B Common Stock equal to the amount of such dividends or other distributions as would be made on 0.001 shares of Class A Common Stock. The holders of shares of Class B Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as, and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(c) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B Common Stock shall be entitled to receive the same distribution as 0.001 shares of Class A Common Stock.
(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be split, subdivided, reverse split, combined, consolidated, recapitalized or reclassified, and the holders of each such class of Common Stock may not receive by dividend or distribution any additional shares of such class of Common Stock, unless, contemporaneously therewith, each other type of Relevant Securities are split, subdivided, reverse split, combined, consolidated, recapitalized or reclassified, or the holders of each other type of Relevant Securities receive by dividend or distribution additional shares or units of such Relevant Securities, in the same proportion and in the same manner; provided, that this Clause 3(d) of this Article FOURTH shall not apply to any split, subdivision, reverse split, combination, consolidation, recapitalization or reclassification of, or any dividend or distribution to the holders of, the Class A Common Stock or the Class B Common Stock that is effected to cause (i) the total number of outstanding shares of Class A Common Stock to equal the number of OP Class A Common Units held by the Corporation, (ii) the total number of outstanding shares of Class B Common Stock to equal the number of Exchangeable Units, (iii) the total number of outstanding shares of Class B Common Stock to equal the number of OP Class B Common Units or (iv) any combination of the foregoing (any such split, subdivision, reverse split, combination, consolidation, recapitalization or reclassification or dividend or distribution, or any similar action or change at the OP, a “Restorative Transaction”). The following terms shall have the following meanings:
(i) “Exchangeable Unit” means each OP Class A Common Unit, other than an OP Class A Common Unit held by the Corporation or its subsidiaries.
(ii) “OP Class B Common Units” means each limited partnership unit of the OP designated as a “Partnership Class B Common Unit” in the OP LP Agreement.
(iii) “Relevant Securities” means Class A Common Stock, Class B Common Stock, OP Class A Common Units and OP Class B Common Units.
(e) Exchange. Each holder of an Exchangeable Unit (each such holder (other than, for purposes of clarity and the avoidance of doubt, the Corporation or its subsidiaries), an “Exchanging LP”), shall, upon the terms and subject to the conditions set forth in the OP LP Agreement, be entitled to surrender such Exchangeable Unit in exchange for delivery of the Cash Amount or the Stock Amount (each as defined in the OP LP Agreement) in the sole discretion of the Corporation (an “Exchange”).
(i) In connection with an Exchange under the OP LP Agreement, the Corporation shall issue to such Exchanging LP a number of shares of Class A Common Stock as determined by the terms and provisions of the OP LP Agreement in exchange for the portion of such Exchanging LP’s Exchangeable Units that have been surrendered by such Exchanging LP, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of the OP LP Agreement, to elect to deliver cash in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and cash, with the form and allocation of consideration determined by the Corporation in its sole discretion.
(ii) Concurrently with any Exchange by an Exchanging LP that is also a holder of shares of Class B Common Stock at the time of, or immediately prior to, such Exchange, a number of shares of Class B Common Stock held by such Exchanging LP equal to the number of Exchangeable Units so exchanged (or, if the Exchanging LP holds a number of shares of Class B Common Stock that is less than the number of Exchangeable Units being exchanged, all of the Exchanging LP’s shares of Class B Common Stock) shall each be automatically, without further action by such Exchanging LP, converted into, at the Corporation’s option, (A) 0.001 fully paid and nonassessable shares of Class A Common Stock or (B) an amount of cash equal to the product of (I) 0.001, multiplied by (II) the Cash Amount. All such shares of Class B-1 Common Stock and Class B-2 Common Stock that shall have been automatically converted as herein provided shall be retired and resume the status of authorized and unissued shares of Class B-1 Common Stock and Class B-2 Common Stock, respectively, and all rights of the Exchanging LP with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock. In lieu of any fractional shares to which the Exchanging LP would otherwise be entitled, the Corporation shall pay, or cause to be paid, to the Exchanging LP cash equal to the Cash Amount of the fractional shares of Class A Common Stock. Notwithstanding anything herein to the contrary, the Corporation (X) shall only use the proceeds of a Primary Issuance Funding (as defined in the OP LP Agreement) (including any portion of a Primary Issuance Funding that is a Permitted ATM Funding (as defined in the OP LP Agreement)) to effectuate, or cause to be effectuated, the payment of any Cash Amount (other than in respect of fractional shares of Common Stock) and (Y) shall not use cash from any other source to effectuate, or cause to be effectuated, the payment of any Cash Amount (other than in respect of fractional shares of Common Stock). The Corporation may adopt reasonable procedures for the implementation of the provisions set forth in this Clause 3(e)(ii) of this Article FOURTH.
(iii) If any holder of shares of Class B-1 Common Stock (other than Professionals) was a director, officer, employee, consultant or independent contractor of, or was otherwise providing services to, the Corporation or the OP or any of their respective subsidiaries at the time of acquiring shares of Class B-1 Common Stock and subsequently ceases to be a director, officer, employee, consultant or independent contractor of, or to otherwise provide services to, the Corporation or the OP or any of their respective subsidiaries, all of such shares of Class B-1 Common Stock held by such holder (other than if indirectly held through Professionals) shall be automatically, without further action by such holder, converted into an equal number of fully paid and nonassessable shares of Class B-2 Common Stock.
(iv) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause 3(e)(ii) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding Exchangeable Units.
(f) Transfers.
(i) Without limiting any holder’s ability to effect an exchange of Exchangeable Units in compliance with Clause 3(e) of this Article FOURTH, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than as part of a concurrent Transfer of an equal number of Exchangeable Units made to the same transferee in compliance with the restrictions on transfer contained in the OP LP Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined therein) or with the consent of the general partner of the OP). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause 3(f) of this Article FOURTH shall be void ab initio.
(ii) Without limiting the restrictions on transfer contained in Clause 3(f)(i) of this Article FOURTH, in the event of any Transfer of shares of

Class B-1 Common Stock in accordance with the terms of Clause 3(f)(i) of this Article FOURTH to any individual or legal entity who is not, at the time of such Transfer, a director, officer, employee, consultant or independent contractor of, or otherwise providing services to, the Corporation or any of its subsidiaries, such shares of Class B-1 Common Stock shall be automatically, without further action by such holder, converted into a fully paid and nonassessable shares of Class B-2 Common Stock.
(iii) The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such transfer would result in an automatic conversion pursuant to the terms of Clause 3(f)(i) of this Article FOURTH.
(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
(3) Preferred Stock.
(a) The Board of Directors is expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
(b) Except as otherwise required in this Restated Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designations relating to such series).
(4) Equitable Adjustments. In the event of any split, subdivision, reverse split, combination, consolidation, recapitalization or reclassification of any type of Relevant Securities, or any dividend or distribution of any additional shares or units of any type of Relevant Securities to the holders of such type of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be deemed adjusted as appropriate to reflect such action or change, unless, contemporaneously therewith, a similar action or change is effected with respect to each other type of Relevant Securities; provided, that there shall be no such adjustment in connection with a Restorative Transaction, except to the extent that the Board of Directors determines that such adjustment is required with respect to one or more types of Relevant Securities.
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation, as provided therein (as may be amended from time to time, the “By-Laws”).
(3) The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall initially be nine (9) and subsequently shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office. Election of directors need not be by written ballot unless the By-Laws so provide.
(4) The directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors assigned at the time of the filing of this Restated Certificate of Incorporation shall terminate on the date of the first annual meeting of stockholders held following the time of the filing of this Restated Certificate of Incorporation; the term of the initial Class II directors assigned at the time of the filing of this Restated Certificate of Incorporation shall terminate on the date of the second annual meeting of stockholders held following the time of the filing of this Restated Certificate of Incorporation; and the term of the initial Class III directors assigned at the time of the filing of this Restated Certificate of Incorporation shall terminate on the date of the third annual meeting of stockholders held following the time of the filing of this Restated Certificate of Incorporation or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the first annual meeting of stockholders held following the time of the filing of this Restated Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the directors of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.
(5) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject,

however, to prior death, resignation, retirement, disqualification or removal from office. Any director may resign at any time in accordance with the By-Laws.
(6) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.
(7) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided that at any time the Class B Condition is satisfied, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation. The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Clause (5) of this Article FIFTH.
(8) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Clause (4) of Article FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
(9) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.
SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.
SEVENTH: Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called (i) by the Chairman of the Board of Directors, if there be one, (ii) by the Chief Executive Officer, President or Co-President of the Corporation at the request in writing of (a) directors constituting a majority of the voting power of the entire Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, by stockholders collectively holding a majority of the voting power of the shares represented at the meeting and entitled to vote in connection with the election of the directors of the Corporation. If at any time the Class B Condition shall not be satisfied, then the ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.
EIGHTH: Until such time as the Class B Condition ceases to be satisfied, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s By-Laws. If at any time the Class B Condition shall not be satisfied, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.
NINTH: The Corporation shall not be governed by the provisions of Section 203 of the DGCL.
TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article TENTH.
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.
The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
ELEVENTH:
(1) Subject to Clause (2) of this Article ELEVENTH, the By-Laws may be amended, altered, changed or repealed, in whole or in part, or new By-Laws may be adopted either (i) by the affirmative vote of a majority of the entire Board of Directors, or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation; provided that at any time the Class B Condition is satisfied, the By-Laws also may be amended, altered, changed or repealed, in whole or in part, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided further, however, that in any case, notice of such amendment, alteration, change, repeal or adoption of new By-Laws be contained in the notice of such meeting (if there is one) of the stockholders or Board of Directors, as the case may be.
(2) Notwithstanding Clause (1) of this Article ELEVENTH, or any other provision of the By-Laws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.9 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors) or Article IX of the By-Laws (collectively, the “Specified By-Laws”) as in effect as of June 24, 2021 immediately following the business combination transaction contemplated by that certain Business Combination Agreement, dated as of December 29, 2020, to which the Corporation is a party (which, for the avoidance of doubt, would include the adoption of any provision as part of the By-Laws that is inconsistent with the purpose and intent of the Specified By-Laws), shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, and (ii) the ability of the Board of Directors to amend, alter or repeal the Specified By-Laws is specifically denied; provided that at any time that the Class B Condition is satisfied, the Specified By-Laws may be amended, altered or repealed, in whole or in part, by (x) the affirmative vote of a majority of the entire Board of

Directors or (y) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws, or (iv) any action asserting a claim against the Corporation or any director, officer or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.
THIRTEENTH:
(1) Certain Acknowledgments. In recognition and anticipation that (i) certain partners, principals, directors, officers, members, managers, employees, consultants, independent contractors and/or other service providers of Professionals or any of its subsidiaries, Perella Weinberg Partners LLC or any of its subsidiaries, FinTech Investor Holdings IV, LLC, FinTech Masala Advisors, LLC or any of their respective affiliates (excluding the Corporation or any of its subsidiaries) (collectively, the “Ownership Group”), may serve as directors and/or officers of the Corporation, the OP or any of their respective subsidiaries and (ii) the Ownership Group and their respective affiliates may engage in the same or similar activities or related lines of business as those in which the Corporation, the OP or any of their respective subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, the OP or any of their respective subsidiaries, directly or indirectly, may engage, the provisions of this Article THIRTEENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Ownership Group and their respective partners, principals, directors, officers, members, managers, employees, consultants, independent contractors, other service providers and/or affiliates and the powers, rights, duties and liabilities of the Corporation, the OP and any of their respective subsidiaries and their respective officers and directors, and stockholders of the Corporation, in connection therewith.
(2) Competition and Corporate Opportunities. The Ownership Group and their respective affiliates shall not have any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation, the OP or any of their respective subsidiaries, in each case, to the fullest extent permitted by law. In the event that the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves or any of their respective affiliates and the Corporation, the OP or any of their respective subsidiaries, neither the Corporation, the OP nor any of their respective subsidiaries shall have any expectancy in such corporate opportunity, and the Ownership Group shall not have any duty to communicate or offer such corporate opportunity to the Corporation, the OP or any of their respective subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person, including one of their affiliates, in each case, to the fullest extent permitted by law.
(3) Allocation of Corporate Opportunities. To the fullest extent permitted by law, in the event that a director or officer of the Corporation, the OP or any of their respective subsidiaries who is also a partner, principal, director, officer, member, manager, employee, consultant, independent contractor and/or other service provider of any of the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, the OP or any of their respective subsidiaries and the Ownership Group or their affiliates, neither the Corporation, the OP nor any of their respective subsidiaries shall have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation in which case such opportunity shall belong to the Corporation.
(4) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article THIRTEENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation, the OP or any of their respective subsidiaries is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation, the OP or any of their respective subsidiaries’ business or is of no practical advantage to it or is one in which the Corporation has no interest or reasonable expectancy.
(5) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article THIRTEENTH.
(6) Subsequent Amendment. Neither the alteration, amendment, termination, expiration or repeal of this Article THIRTEENTH nor the adoption of any provision of this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article THIRTEENTH shall eliminate or reduce the effect of this Article THIRTEENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article THIRTEENTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.
FOURTEENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and of its directors and stockholders: For so long as that certain Stockholders Agreement, dated as of June 24, 2021, by and among the Corporation, Professionals and the other persons who from time to time may become Corporation stockholders party thereto, as amended from time to time in accordance with the provisions thereof (the “Stockholders Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the shares entitled to vote in connection with the election of directors of the Corporation shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, TENTH, THIRTEENTH or FIFTEENTH of this Restated Certificate of Incorporation.
SIXTEENTH: If any provision in this Restated Certificate of Incorporation is determined to be invalid, void, illegal or unenforceable, the remaining provisions of this Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.
SEVENTEENTH: The Corporation is to have perpetual existence.
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